EXHIBIT 10.12

TERMINATION AGREEMENT

This Termination Agreement made as of March 3, 2022 (the “Effective Date”) by and between AXIM Biotechnologies Inc., a Nevada corporation (“AXIM”), and Empowered Diagnostics LLC, a Florida limited liability Company (“Empowered Diagnostics”), who agree to the following, including the Recitals.

RECITALS

A. AXIM and Empowered Diagnostics are parties to that certain Limited License, Manufacture and Distribution Agreement dated as of August 21, 2020 (the “Distribution Agreement”).

B. AXIM and Empowered Diagnostics desire to terminate the Distribution Agreement, effective as of the date hereof.

AGREEMENT

1. Termination. Subject to the provisions of this Agreement, the Distribution Agreement and all rights, interests and obligations of AXIM and Empowered Diagnostics pursuant to the Distribution Agreement shall terminate as of the Effective Date in accordance with Section 9 thereof.

2. Consideration. The consideration for the termination is the parties’ agreement as set forth herein. No other consideration shall be paid by either party to the other in consideration for this termination of the Distribution Agreement.

3. Mutual Waiver and Release. Effective as of Effective Date, each party hereby mutually agree to terminate the Distribution Agreement. From the Effective Date, each party voluntarily and irrevocably releases and discharges the other party and its respective predecessors, parent organizations, directors, officers, shareholders, employees, agents, attorneys, successors, assigns, sureties, and insurers (the “Releasees”) of and from all claims, actions, demands, debts, liabilities, expenses, and causes of action of whatever kind or character, including (but not limited to) contract, tort, and statutory claims, actions, demands, and causes of action (collectively, “Claims”) arising out of or related to the Distribution Agreement which a party had, has, might have, or might claim to have against the Releasees of the other party, for any past, present, and future damages, losses, or expenses whatsoever (collectively, “Damages”) suffered or claimed to have been suffered by a party as a result of any act or failure to act by any of the Releasees of the other party, as of the Effective Date, whether or not such Claims or such Damages are known to a party on or before that date.

4. Waiver of Statutes Regarding Limitations on General Releases and similar laws. To the extent that the foregoing releases are releases to which applicable law limiting general applies, it is the intention of the parties that the foregoing releases shall be effective as a bar to any and all actions, fees, damages, losses, claims, liabilities and demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected specified herein. In furtherance of this intention, all Releasees expressly waive any and all rights and benefits conferred upon them by the provision of applicable law which may otherwise provide that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

5. Mutual Non-Disparagement. Each party hereto agrees not to (a) make any false, misleading, or disparaging representations or statements about the other party or its services or products to any person, (b) make any statements that may impair or otherwise adversely affect the other party’s goodwill or reputation, (c) interfere with the other party’s relationships or potential relationships with actual or potential customers, clients, vendors, or employees, or (d) take any actions that might interfere with the other party’s business activities.

6. Representations. Each party represents and warrants that it is fully authorized to enter into this Agreement without the consent of any third party. Each person signing this Agreement represents and warrants that he has been duly authorized and empowered to sign this Agreement on behalf of the party which such person purports to represent and that this Agreement is a lawful and binding obligation of such party.

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7. Miscellaneous. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns. This Agreement contains the entire agreement between AXIM and Empowered Diagnostics, and no further agreement between the parties shall be effective unless in writing, and signed by both the parties. In the event any action is brought for breach of this Agreement, or to interpret the provisions thereof, the party that substantially prevails in such action shall be entitled to recover its reasonable attorneys’ fees from the other party.

Dated and effective as of the date set forth above.

AXIM Biotechnologies Inc.	Empowered Diagnostics LLC

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